Exhibit 99.1

1049 Camino Dos Rios Thousand Oaks, CA 91360-2362

NEWSRELEASE

TELEDYNE TECHNOLOGIES REPORTS
FIRST QUARTER RESULTS

THOUSAND OAKS, Calif. – April 30, 2015 – Teledyne Technologies Incorporated (NYSE:TDY)

•	Quarterly sales of $565.0 million

•	Quarterly earnings per diluted share of $1.20

•	Acquired Bowtech Products Limited

•	Authorized 2.5 million share repurchase program and entered into an accelerated share repurchase agreement for 1.5 million shares

•	Announced the acquisition of the remaining interest in Optech Incorporated

Teledyne today reported first quarter 2015 sales of $565.0 million, compared with sales of $573.5 million for the first quarter of 2014, a decrease of 1.5%. Net income attributable to Teledyne was $43.7 million ($1.20 per diluted share) for the first quarter of 2015, compared with $45.8 million ($1.20 per diluted share) for the first quarter of 2014, a decrease of 4.6%. The first quarter of 2015 reflected net discrete tax expense of $0.2 million compared with net discrete tax benefits of $2.3 million ($0.06 per diluted share) for the first quarter of 2014.

“Excluding the impact of foreign currency, sales were largely flat with last year. However, operating margin increased 40 basis points and gross margin was an all-time record. Due to continued operating discipline and cost reductions, GAAP earnings per share were flat despite lower revenue and last year’s tax benefits of $0.06 per share,” said Robert Mehrabian, Chairman, President and Chief Executive Officer. “A strong U.S. dollar and an expected decline in certain energy markets affected revenue. However, in the fraction of our business related to offshore energy production, we reported record sales in the first quarter, and backlog was resilient given healthy orders and market share gains. Sales of environmental instrumentation and commercial avionics also grew nicely from last year, offsetting some timing-related declines in our government businesses. While we are confident we will achieve sequential improvements in earnings this year, we have modestly adjusted our prior full-year outlook by $0.11 per share. Finally, our acquisition pipeline remains healthy, which should allow us to generate additional growth in our core businesses.”

Review of Operations (Comparisons are with the first quarter of 2014, unless noted otherwise.)

Instrumentation
The Instrumentation segment’s first quarter 2015 sales were $270.3 million, compared with $258.9 million, an increase of 4.4%. First quarter 2015 operating profit was $42.1 million, compared with $37.5 million, an increase of 12.3%.

The first quarter 2015 sales increase resulted from higher sales in the marine instrumentation and environmental instrumentation product lines, partially offset by lower sales of electronic test and measurement instrumentation. The higher sales of $8.9 million for marine instrumentation included $12.1 million in incremental sales from recent acquisitions, including Bolt Technology Corporation and Bowtech Products Limited. Marine instrumentation reflected reduced sales of geophysical sensors for oil and gas exploration and lower international sales of sonar systems. Sales for environmental instrumentation increased $6.4 million and reflected higher sales of laboratory and field instrumentation. Sales for electronic test and measurement instrumentation decreased by $3.9 million primarily as a result of lower international sales due in part to the impact of foreign exchange rates. The increase in operating profit primarily reflected the impact of higher sales. The first quarter of 2015 reflected $0.8 million in higher acquired intangible amortization expense.

Digital Imaging
The Digital Imaging segment’s first quarter 2015 sales were $90.4 million, compared with $101.9 million, a decrease of 11.3%. Operating profit was $9.3 million for the first quarter of 2015, compared with $9.7 million, a decrease of 4.1%.

First quarter 2015 sales primarily reflected lower sales from U.S. Government research and development contracts and reduced sales of imagers for remote sensing, as well as machine vision cameras for semiconductor inspection. The decrease in operating profit in 2015 primarily reflected the impact of lower sales.

Aerospace and Defense Electronics
The Aerospace and Defense Electronics segment’s first quarter 2015 sales were $141.2 million, compared with $153.3 million, a decrease of 7.9%. Operating profit was $19.4 million for the first quarter of 2015, compared with $23.8 million, a decrease of 18.5%.

The first quarter 2015 sales decrease reflected lower sales of $9.6 million from microwave and interconnect systems and $6.0 million from electronic manufacturing services products, partially offset by higher sales of $3.5 million from avionics products and electronic relays. Operating profit in the first quarter of 2015 reflected the impact of lower sales, as well as lower margins for most defense electronics products.

Engineered Systems
The Engineered Systems segment’s first quarter 2015 sales were $63.1 million compared with $59.4 million, an increase of 6.2%. Operating profit was $6.7 million for the first quarter of 2015, compared with $6.1 million, an increase of 9.8%.

The first quarter 2015 sales increase reflected higher sales of engineered products and services of $1.5 million, which primarily reflected higher sales of space and marine manufacturing programs, and higher sales of energy systems products of $2.7 million. Turbine engine sales were lower by $0.5 million. Operating profit in the first quarter of 2015 primarily reflected the impact of higher sales.

Additional Financial Information
Cash Flow
Cash provided by operating activities was $16.7 million for the first quarter of 2015, compared with $27.1 million. The lower cash provided by operating activities in the first quarter of 2015 reflected payments of legal matters, the payment of a scheduled earn-out and the timing of accounts payable payments, partially offset by lower income tax payments. Free cash flow (cash provided by operating activities less capital expenditures) was $9.0 million for the first quarter of 2015, compared with $15.4 million and reflected lower cash provided by operating activities, partially offset by lower capital expenditures. At March 29, 2015, total debt was $830.0 million, which included $233.0 million drawn on the $750.0 million credit facility. Cash and cash equivalents were $110.2 million at March 29, 2015. The company received $2.7 million from the exercise of stock options in the first quarter of 2015, compared with $6.7 million. Capital expenditures for the first quarter of 2015 were $7.7 million, compared with $11.7 million. Depreciation and amortization expense for both the first quarter of 2015 and the first quarter of 2014 was $23.2 million. In February 2015, Teledyne acquired Bowtech Products Limited for $18.8 million in cash. On February 2, 2015, Teledyne entered into a $142.0 million accelerated stock repurchase (“ASR”) agreement with a financial institution in a privately negotiated transaction for 1,500,000 shares of the company’s common stock at an initial price of $94.68 per share. Pursuant to the ASR agreement, in February 2015, Teledyne advanced $142.0 million to the ASR counterparty and received 1,425,000 shares of common stock, which used $134.9 million of the $142.0 million advanced, representing 95% of the estimated shares to be repurchased under the ASR agreement. The ASR agre ement was funded by cash on hand and floating rate borrowings of $120.0 million under the $750 million credit facility. On April 29, 2015, Teledyne DALSA, Inc. acquired the remaining 49% minority interest in the parent company of Optech Incorporated. Terms of the transaction were not disclosed.

Free Cash Flow (a)	First Quarter
(in millions, brackets indicate use of funds)	2015	2014
Cash provided by operating activities	$16.7	$27.1
Capital expenditures for property, plant and equipment	(7.7)	(11.7)
Free cash flow	9.0	15.4
(a) The company defines free cash flow as cash provided by operating activities (a measure prescribed by generally accepted accounting principles) less capital expenditures for property, plant and equipment. The company believes that this supplemental non-GAAP information is useful to assist management and the investment community in analyzing the company’s ability to generate cash flow.

Pension
Pension income was $0.2 million for the first quarter of 2015 compared with pension income of $0.3 million. In the first quarter of 2015 Teledyne froze the non-qualified pension plan for top executives resulting in a one-time gain of $1.2 million in the first quarter of 2015. Pension expense allocated to contracts pursuant to U.S. Government Cost Accounting Standards (“CAS”) was $3.5 million for both the first quarter of 2015 and 2014. Pension expense determined allowable under CAS can generally be recovered through the pricing of products and services sold to the U.S. Government.

Income Taxes
The effective tax rate for the first quarter of 2015 was 29.8% compared with 25.8%. The first quarter of 2015 reflected net discrete tax expense of $0.2 million compared with net discrete tax benefits of $2.3 million. Excluding the net discrete tax items in both periods, the effective tax rates would have been 29.5% for both the first quarter of 2015 and 2014.

Stock Option Compensation Expense
For the first quarter of 2015, the company recorded a total of $3.8 million in stock option expense, of which $2.6 million was recorded in the operating segment results and $1.2 million was recorded as corporate expense. For the first quarter of 2014, the company recorded a total of $2.6 million in stock option expense, of which $1.7 million was recorded in the operating segment results and $0.9 million was recorded as corporate expense.

Other
Interest expense, net of interest income, was $5.9 million for the first quarter of 2015, compared with $4.7 million, and primarily reflected higher average debt levels, due to recent acquisitions and the stock repurchase program. Corporate expense was $10.2 million for the first quarter of 2015, compared with $11.1 million, and primarily reflected lower professional fees expense. Other income was $0.8 million for the first quarter of 2015 compared with $0.6 million.

Outlook
Based on its current outlook, the company’s management believes that second quarter 2015 earnings per diluted share will be in the range of approximately $1.30 to $1.34 and the full year 2015 earnings per diluted share outlook is expected to be in the range of approximately $5.60 to $5.65. The company’s effective tax rate for 2015 is expected to be 29.5%, before discrete items. For the company’s domestic pension plan, the discount rate for 2015 decreased to 4.5% from 5.4%. Total year 2015 pension expense is expected to be $3.0 million, including the one-time gain of $1.2 million in the first quarter, compared with pension income of $1.3 million for total year 2014.

Forward-Looking Statements Cautionary Notice
This press release contains forward-looking statements, as defined in the Private Securities Litigation Reform Act of 1995, relating to earnings, growth opportunities, acquisitions, product sales, capital expenditures, pension matters, stock option compensation expense, stock repurchases, interest expense, taxes, exchange rate fluctuations and strategic plans. Forward-looking statements are generally accompanied by words such as “estimate”, “project”, “predict”, “believes” or “expect”, that convey the uncertainty of future events or outcomes. All statements made in this press release that are not historical in nature should be considered forward-looking.

Actual results could differ materially from these forward-looking statements. Many factors could change the anticipated results, including: disruptions in the global economy; changes in demand for products sold to the defense electronics, instrumentation, digital imaging, energy exploration and production, commercial aviation, semiconductor and communications markets; funding, continuation and award of government programs; cuts to defense spending resulting from existing and future deficit reduction measures; and threats to the security of our confidential and proprietary information, including cyber security threats. Lower oil and natural gas prices, as well as instability in the Middle East or other oil producing regions, and new regulations or restrictions relating to energy production, including with respect to hydraulic fracturing, could negatively affect the company’s businesses that supply the oil and gas industry. Increasing fuel costs could negatively affect the markets of our commercial aviation businesses. In addition, financial market fluctuations affect the value of the company’s pension assets.

Changes in the policies of U.S. and foreign governments, including economic sanctions, could result, over time, in reductions or realignment in defense or other government spending and further changes in programs in which the company participates.

While the company’s growth strategy includes possible acquisitions, we cannot provide any assurance as to when, if or on what terms any acquisitions will be made. Acquisitions involve various inherent risks, such as, among others, our ability to integrate acquired businesses, retain customers and achieve identified financial and operating synergies. There are additional risks associated with acquiring, owning and operating businesses internationally, including those arising from U.S. and foreign policy changes and exchange rate fluctuations.

While the company believes its internal and disclosure control systems are effective, there are inherent limitations in all control systems, and misstatements due to error or fraud may occur and may not be detected.

Readers are urged to read the company’s periodic reports filed with the Securities and Exchange Commission (“SEC”) for a more complete description of the company, its businesses, its strategies and the various risks that the company faces. Various risks are identified in Teledyne’s 2014 Annual Report on Form 10-K. The company assumes no duty to publicly update or revise any forward-looking statements, whether as a result of new information or otherwise.

A live webcast of Teledyne’s first quarter earnings conference call will be held at 11:00 a.m. (Eastern) on Thursday, April 30, 2015. To access the call, go to www.teledyne.com approximately ten minutes before the scheduled start time. A replay will also be available for one month starting at 12:00 p.m. (Eastern) on Thursday, April 30, 2015.

Contact:	Jason VanWees
(805) 373-4542

TELEDYNE TECHNOLOGIES INCORPORATED
CONSOLIDATED STATEMENTS OF INCOME
FOR THE THREE MONTHS ENDED
MARCH 29, 2015 AND MARCH 30, 2014
(Unaudited - in millions, except per share amounts)

	First Quarter	First Quarter
	2015	2014
Net sales	$565.0	$573.5
Costs and expenses:
Costs of sales	345.9	351.7
Selling, general and administrative expenses	151.8	155.8
Total costs and expenses	497.7	507.5
Operating income	67.3	66.0
Interest and debt expense, net	(5.9)	(4.7)
Other income, net	0.8	0.6
Income before income taxes	62.2	61.9
Provision for income taxes	18.5	15.9
Net income	43.7	46.0
Noncontrolling interest	—	(0.2)
Net income attributable to Teledyne	$43.7	$45.8
Diluted earnings per common share	$1.20	$1.20
Weighted average diluted common shares outstanding	36.5	38.3

TELEDYNE TECHNOLOGIES INCORPORATED
SUMMARY OF SEGMENT NET SALES AND OPERATING PROFIT
FOR THE THREE MONTHS ENDED
MARCH 29, 2015 AND MARCH 30, 2014
(Unaudited - in millions)

	First Quarter	First Quarter	% Change
	2015	2014
Net sales:
Instrumentation	$270.3	$258.9	4.4%
Digital Imaging	90.4	101.9	(11.3)%
Aerospace and Defense Electronics	141.2	153.3	(7.9)%
Engineered Systems	63.1	59.4	6.2%
Total net sales	$565.0	$573.5	(1.5)%
Segment operating profit:
Instrumentation	$42.1	$37.5	12.3%
Digital Imaging	9.3	9.7	(4.1)%
Aerospace and Defense Electronics	19.4	23.8	(18.5)%
Engineered Systems	6.7	6.1	9.8%
Total segment operating profit	77.5	77.1	0.5%
Corporate expense	(10.2)	(11.1)	(8.1)%
Operating income	67.3	66.0	2.0%
Interest and debt expense, net	(5.9)	(4.7)	25.5%
Other income, net	0.8	0.6	33.3%
Income before income taxes	62.2	61.9	0.5%
Provision for income taxes	18.5	15.9	16.4%
Net income	43.7	46.0	(5.0)%
Noncontrolling interest	—	(0.2)	*
Net income attributable to Teledyne	$43.7	$45.8	(4.6)%
*     not meaningful

TELEDYNE TECHNOLOGIES INCORPORATED
CONSOLIDATED CONDENSED BALANCE SHEETS
(Current period unaudited – in millions)

	March 29, 2015	December 28, 2014
ASSETS
Cash and cash equivalents	$110.2	$141.4
Accounts receivable, net	389.1	400.7
Inventories, net	323.4	311.8
Prepaid expenses and other current assets	78.6	87.8
Total current assets	901.3	941.7
Property, plant and equipment, net	329.1	336.5
Goodwill and acquired intangible assets, net	1,398.5	1,428.2
Prepaid pension asset	94.7	86.3
Other assets, net	69.5	69.5
Total assets	$2,793.1	$2,862.2
LIABILITIES AND STOCKHOLDERS’ EQUITY
Accounts payable	$152.1	$162.5
Accrued liabilities	244.3	290.3
Current portion of long-term debt and capital leases	87.5	86.2
Total current liabilities	483.9	539.0
Long-term debt and capital lease obligations	742.5	618.9
Other long-term liabilities	237.2	235.8
Total liabilities	1,463.6	1,393.7
Total stockholders’ equity	1,329.5	1,468.5
Total liabilities and stockholders’ equity	$2,793.1	$2,862.2